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                                                                      EXHIBIT 99

                                  PRESS RELEASE

Blountsville, Alabama - July 24, 2003 ... Community Bancshares, Inc. held its 2003 annual meeting of stockholders today. Incumbent directors Roy B. Jackson, Stacey W. Mann and Jimmie Trotter were reelected by more than 71% of the shares represented in person or by proxy at the meeting. However, the proposal to remove Kennon R. Patterson, Sr. as a director failed to pass. Although the holders of 2,715,189 shares, or approximately 66% of the 4,102,634 shares voted at the meeting, favored the removal of Mr. Patterson, this number fell short of the 80% required under the Company's Certificate of Incorporation. Although an overwhelming number of stockholders voted to remove Mr. Patterson, holders of a few larger blocks of stock who either opposed removal or abstained from voting on the issue had a sufficient number of votes to block the measure.

Patrick M. Frawley, Chairman, Chief Executive Officer and President of Community Bancshares, introduced the directors and senior officers of the Company. Frawley provided the shareholders with an update on profitability initiatives, litigation management, asset quality activities, regulatory relations, growth initiatives, staffing changes, expense controls, and corporate governance improvements. In conclusion, Frawley said, "We have the right management team in place to improve the condition of the Company and increase the value of our shareholders' investment. Everyone at the Company is totally focused on, and working diligently toward, achieving that goal. I sincerely appreciate your support of the Company."

Community Bank has total assets of approximately $547 million and operates 20 banking offices in North and West-Central Alabama which provide a full line of financial services to individual and corporate customers. In addition, the bank operates a consumer finance company with 12 offices, an insurance agency, and a real estate appraisal company.

Community Bank - "MAKING A DIFFERENCE, ONE CUSTOMER AT A TIME."

This press release contains certain statements relating to the future results of the Company based upon information currently available. These "forward-looking statements" (as defined in Section 21E of the Securities and Exchange Act of 1934) are identified by reference to a future period and may contain words such as "believes", "expects", "anticipates", "intends", "estimates", projects" and similar expressions. These forward-looking statements are based upon assumptions the Company believes are reasonable and may be related to, among other things, the allowance for loan loss adequacy, simulation of changes in interest rates and litigation results. Such forward-looking statements are subject to risks and uncertainties, which could cause the Company's actual results to differ materially from those included in this release. These risks and uncertainties include, but are not limited to, the following: (1) changes in political and economic conditions; (2) interest rate fluctuations; (3) competitive product and pricing pressures within the Company's markets; (4) equity and fixed income market fluctuations; (5) personal and corporate customers' bankruptcies; (6) inflation; (7) acquisitions and integration of acquired businesses; (8) technological changes; (9) changes in law; (10) changes in fiscal, monetary, regulatory and tax policies; (11) monetary fluctuations; (12) success in gaining regulatory approvals when required; and (13) other risks and uncertainties listed from time to time in the Company's SEC reports and announcements.